Exhibit 10.13

TOOTSIE ROLL INDUSTRIES, INC.

CAREER ACHIEVEMENT PLAN

AMENDMENT 2015-1

Pursuant to the authority of Section  9(f)(1) of the Tootsie Roll Industries, Inc. Career Achievement Plan (the “Plan”) and the Board of Directors’ Resolutions dated November 4, 2015, the Plan is hereby amended effective as of the execution date of this Amendment 2015-1 (the “Effective Date”) as follows:

1.         The second sentence of Section 9(f)(1) is hereby deleted and the phrase “pursuant to the preceding sentence” in the third sentence of Section 9(f)(1) is hereby replaced with “pursuant to Section 9(f)(2) below”.

2.         Section 9(1) of the Plan is amended to add the following paragraphs at the end thereof:

“All references to “termination of employment” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).  Notwithstanding other provision of the Plan to the contrary, if a participant is a “specified employee”, then no payment or benefit under the Plan that is payable on account of the participant’s termination of employment, shall be made before the date that is the later of (i) eighteen months from the Effective Date; and (ii) six months after the participant’s termination of employment; provided, however, that payment shall be made as provided in Section 5 above in the case of death.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.”

TOOTSIE ROLL INDUSTRIES, INC.

		By:	/s/ Ellen R. Gordon

Date:	November 4, 2015	Title:	Chairman and Chief Executive Officer

		By:	/s/ G. Howard Ember, Jr.

Date:	November 4, 2015	Title:	Vice President/Finance and Chief Financial Officer